Exhibit 23.2

CONSENT OF PIERCY BOWLER TAYLOR & KERN CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Full House Resorts, Inc.

Las Vegas, Nevada

We consent to the incorporation by reference in Registration Statement Nos. 333-203046, 333-204312 and 333-219294 on Form S-8 and 333-220399 and 333-222390 on Form S-3, of our report dated March 14, 2019, except for Note 8 to the consolidated financial statements, as to which the date is March 30, 2020, included in this Annual report on Form 10-K, on the consolidated financial statements of Full House Resorts, Inc. and Subsidiaries as of and for the year ended December 31, 2019.

/s/ Piercy Bowler Taylor & Kern

Piercy Bowler Taylor & Kern

Certified Public Accountants

Las Vegas, Nevada

March 30, 2020